Annual Meeting Results
An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The funds preferred shareholders elected the following directors:

			   Shares    Shares Withholding
                          Voted For  Authority to Vote
Roger A. Gibson ........... 516   	    -
Leonard W. Kedrowski ...... 516		    -

2. The funds common and preferred shareholders, voting as a single class, elected the following directors:

			   Shares     Shares Withholding
                          Voted For   Authority to Vote
Benjamin R. Field III ... 1,441,663 	   17,450
Mickey P. Foret ......... 1,441,363 	   17,750
Victoria J. Herget ...... 1,441,663 	   17,450
Richard K. Riederer...... 1,441,363 	   17,750
Joseph D. Strauss........ 1,439,655 	   19,458
Virginia L. Stringer .... 1,441,363 	   17,750
James M. Wade ........... 1,441,363 	   17,750

3. The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending January 31, 2005.
The following votes were cast regarding this matter:

  Shares       Shares                    Broker
 Voted For  Voted Against  Abstentions  Non-Votes
 1,443,144      9,343         6,626         -